EXHIBIT 6.1

January 31st, 2022

Health Box LLC

1901 Johnson Avenue, #669

Kingman, Arizona, 86402

&

Bio Life Sciences Inc.

2831 Saint Rose Parkway

Suite 200, Henderson, NV, 89052

Re: Agreement to Purchase the Capital Stock of Health Box LLC

This agreement (the "Agreement") summarizes the principal terms of the agreement considered by BioLife Sciences Inc. ("Buyer") regarding its acquisition of all outstanding capital stock of Health Box LLC. (the "Company") from Health Box LLC. ("Seller"). Buyer's acquisition of the stock of the Company is referred to as the "Transaction," and Buyer and Seller are referred to collectively as the "Parties."

Acquisition of Shares. Subject to the terms and the satisfaction of the conditions described in this Agreement, at the closing of the Transaction Buyer (either directly or indirectly through one of its wholly owned affiliates) would acquire all of the outstanding shares of capital stock of the Company (the "Shares"), free and clear of all claims, liens and encumbrances.

Purchase Price.

The purchase price for the Shares will be 1,000,000 shares of Bio Life Sciences Inc. (the "Purchase Price"), subject to adjustment, and payable as follows:

1,000,000 shares of Bio Life Sciences Inc. payable at the closing of the Transaction; and

Conditions. Buyer's obligation to close the Transaction would be subject to customary conditions, including:

Buyer's satisfactory completion of due diligence;

the Parties' execution and delivery of the Definitive Agreement;

the receipt of all applicable regulatory approvals, tax clearances, and third-party consents on terms satisfactory to Buyer;

each of [Nika Jaksic] entering into employment or service agreements with the Company on terms acceptable to Buyer;

Seller entering into restrictive covenants, in a form acceptable to Buyer, agreeing not to: (i) compete with the business of the Company for [Four (4) Years, Zero (0) Months] following the closing; [and] (ii) hire or solicit any employee of the Company or encourage any such employee to leave such employment for a period of [Four (4) Years, Zero (0) Months] following the closing[; and (iii) interfere with the relationship of the Company and any of its customers or suppliers for [Four (4) Years, Zero (0) Months] following the closing];

there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company;

no person or government entity having commenced or threatened to commence any litigation, proceeding or investigation, or enacted or proposed any legislation or order, to challenge, prohibit, or otherwise interfere with the proposed Transaction;

each of [Claude Saravia] resigning from their positions as directors and officers of the Company without compensation being payable by Buyer, including for loss of office;

Buyer's reasonable satisfaction that the Company has the information technology and other systems necessary for it to operate independently of Seller after the closing;

no contract, license or business relationship that is material to the Company has been terminated or amended in any adverse respect between the date of this Letter and the closing of the Transaction; and

Due Diligence and Access.

As soon as reasonably practicable after the execution of this Letter, Buyer will commence a detailed due diligence investigation of the Company. Buyer's due diligence will include, but will not be limited to, a complete review of the Company's legal, financial, accounting, tax, environmental, intellectual property and labor records and agreements, and any other matters that Buyer's legal counsel, accountants, tax or other advisors deem relevant.

From and after the execution of this Letter, Seller will, and will authorize the Company's management to:

provide Buyer's officers, employees, representatives and advisors with full access to such records, key employees, advisers and operations of the Company for the purpose of Buyer conducting its due diligence investigation; and

provide, or make available to, Buyer's officers, employees, representatives and advisers such information relating to the Company as Buyer may reasonably request to evaluate and assess the Company and its business, assets and liabilities in connection with the Transaction; and

respond to all due diligence inquiries raised by or on behalf of Buyer in a comprehensive, accurate and timely manner.

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Covenants of Seller. During the period from the signing of this Letter through the execution of the Definitive Agreement, Seller will cause the Company to: (a) conduct its business in the ordinary course in a manner consistent with past practice; (b) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (c) use its best efforts to maintain the business and employees, customers, suppliers, assets and operations as an ongoing concern in accordance with past practice.

Exclusivity.

In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter has terminated in accordance with the provisions of Section 9 (such period, the "Exclusivity Period"), neither the Company or any of its representatives, officers, employees, directors, agents, advisors, stockholders, subsidiaries or affiliates nor Seller (collectively, the "Seller Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates to acquire all or any portion of the business, properties, assets or stock of the Company (an "Acquisition Proposal"), whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Letter, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF FLORIDA.

Confidentiality. This Letter is confidential to the Parties and their representatives and is subject to the confidentiality agreement entered into between Buyer and Seller on January 31 2022, which continues in full force and effect.

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No Third Party Beneficiaries. Except as expressly set out in this Letter, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties, and their successors or assigns, any rights or remedies under or by reason of this Letter.

Expenses. The parties will each pay their own transaction expenses, including the fees and expenses of investment bankers, attorneys and other advisors, incurred in connection with the proposed Transaction.

Language. The negotiations in relation to the proposed Transaction will be conducted in English and all legal agreements (including the Definitive Agreement) will be prepared in English.

[Bio Life Sciences Inc]

By:
[Justin De Four]
[CEO]
[Agreed to and accepted:] [Health Box LLC]

By:
[Nika Jaksic]
[CEO]

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